Filed Pursuant to Rule 433

Registration No. 333-226987

Dated May 10, 2019

FINAL TERM SHEET

Issuer:	Baxter International Inc.

Security:	0.400% Senior Notes due 2024 (the “2024 Notes”) 1.300% Senior Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes, the “Notes”)

Ratings (Moody’s / S&P / Fitch)*:	Baa1 (stable) / A- (stable) / A- (stable)

Format:	SEC Registered

Ranking:	Senior Notes

Offering Size:	2024 Notes: €750,000,000 2029 Notes: €750,000,000

Trade Date:	May 10, 2019

Settlement Date**:	May 15, 2019 (T+3)

Maturity Date:	2024 Notes: May 15, 2024 2029 Notes: May 15, 2029

Interest Payment Dates:	Annually on each May 15

First Interest Payment Date:	May 15, 2020

Benchmark Security:	2024 Notes: OBL 0.000% due April 5, 2024 2029 Notes: DBR 0.250% due February 15, 2029

Benchmark Security Price / Yield:	2024 Notes: 102.335 / -0.471% 2029 Notes: 102.900 / -0.046%

Spread to Benchmark Security:	2024 Notes: +97.6 bps 2029 Notes: +141.9 bps

Mid-swap Yield:	2024 Notes: 0.005% 2029 Notes: 0.473%

Spread to Mid-swap:	2024 Notes: +50 bps 2029 Notes: +90 bps

Yield to Maturity:	2024 Notes: 0.505% 2029 Notes: 1.373%

Coupon:	2024 Notes: 0.400% 2029 Notes: 1.300%

Issue Price:	2024 Notes: 99.483% 2029 Notes: 99.322%

Day Count Basis:	ACTUAL / ACTUAL (ICMA)

Use of Proceeds:	General corporate purposes (including commercial paper repayment)

Optional Redemption:

The Notes will be redeemable, at the Company’s option, at any time, in whole or in part.

If the 2024 Notes are redeemed before the date that is one month prior to their maturity date or if the 2029 Notes are redeemed before the date that is three months prior to their maturity date (each such date, a “Par Call Date”), the notes of the applicable series may be redeemed at a redemption price equal to the greater of:

(i) 100% of the principal amount of the relevant series of notes to be redeemed plus accrued and unpaid interest (including any additional amounts) if any, to, but excluding, the date of redemption; and

(ii) the sum of the present values of the principal amount of the relevant series of notes to be redeemed and the scheduled payments of interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the applicable Par Call Date for such series, in each case discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the preliminary prospectus supplement) plus 15 basis points in the case of the 2024 Notes and 25 basis points in the case of the 2029 Notes, in each case plus accrued and unpaid interest (including any additional amounts), if any, to, but excluding, the date of redemption.

If the 2024 Notes are redeemed on or after the date that is one month prior to their maturity date or if the 2029 Notes are redeemed on or after the date that is three months prior to their maturity date, the notes of the applicable series will be redeemable in whole at any time or in part, from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest (including any additional amounts), if any, to, but excluding, the date of redemption. Any such redemption may be subject to the satisfaction of one or more conditions precedent established by the Company in its sole discretion.

Redemption for Tax Reasons:	If, as a result of any change in, or amendment to, the tax laws of the United States or the official application or interpretation thereof, the Company becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Company, will become obligated to pay additional amounts with respect to the Notes, then the Company may at any time at its option redeem, in whole, but not in part, the Notes at 100% of the principal amount, plus accrued and unpaid interest (including any additional amounts), if any, to, but excluding, the date of redemption.

Minimum Denomination:	€100,000 x €1,000

CUSIP / ISIN / Common Code:	2024 Notes: 071813 BT5 / XS1998215393 / 199821539 2029 Notes: 071813 BU2 / XS1998215559 / 199821555

Settlement and Trading:	Through the facilities of Euroclear Bank SA/NV and Clearstream Banking S.A.

Governing Law:	New York law

Listing:	New York Stock Exchange

Joint Book-Running Managers:	Barclays Bank PLC Citigroup Global Markets Limited Merrill Lynch International UBS AG London Branch

Co-Managers:

Academy Securities, Inc.

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (Europe) Limited

Deutsche Bank AG, London Branch

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities plc

Loop Capital Markets LLC

Mizuho International plc

Morgan Stanley & Co. International plc

MUFG Securities EMEA plc

The Toronto-Dominion Bank

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before the Settlement Date will be required, by virtue of the fact that the Notes initially settle in T+3, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement.

MiFID II professionals/ECPs-only / No PRIIPs KID — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it. In the case of Barclays Bank PLC, you may request the prospectus by contacting Barclays Bank PLC toll-free at 1-888-603-5847; in the case of Citigroup Global Markets Limited, you may request the prospectus by contacting Citigroup Global Markets Limited toll-free at 1-800-831-9146; in the case of Merrill Lynch International, you may request the prospectus by contacting Merrill Lynch International collect at 44-207-995-3966.

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